Exhibit 10.41

EMPLOYMENT AGREEMENT

Advanced Cell Technology Holdings, Inc., and its wholly owned subsidiary (collectively referred to as “ACT”) desire to retain the services of James G. Stewart (“STEWART”) in the capacity of Senior Vice President Finance and Chief Financial Officer; and STEWART desires to provide his services to ACT in that capacity.  Accordingly, for and in consideration of the commitments set forth herein, ACT and STEWART agree as follows:

1.                                      Position and Duties

ACT agrees to employ STEWART in the position of Senior Vice President of Finance and Chief Financial Officer (CFO).  STEWART shall report to the Chief Executive Officer (CEO) of ACT, and shall perform any and all duties now or hereafter assigned to STEWART by the CEO of ACT, as well as any other duties consistent with the position of CFO.  STEWART shall abide by ACT’s rules, regulations, and practices as they may from time-to-time be adopted or modified.

2.                                      Compensation

A.                                    Annual Salary.  STEWART’s annual salary shall be two hundred thirty five thousand dollars ($235,000.00).  Not withstanding the aforementioned, until such time as ACT has raised $10 million in investment capital, STEWART will be paid at the reduced rate of one hundred eighty five thousand dollars ($185,000) annually.  After ACT has raised $10 million in capital, STEWART will be paid the difference between his annual salary and cash paid pursuant to this employment agreement.  STEWART’s salary shall be paid in equal bi-monthly installments, consistent with ACT’S regular pay practices.  STEWART’s salary may be adjusted from time-to-time by ACT without affecting this Agreement.

B.                                    Bonus:  Upon the successful completion of his job responsibilities, in addition to his Annual Salary, STEWART shall be eligible to receive an annual bonus that will be determined by the CEO and the Board of Directors in their sole and absolute discretion.

C.                                    Expenses:  ACT shall reimburse STEWART for reasonable travel and other business expenses incurred by STEWART in the performance of his duties hereunder.  If it is determined that the company will locate their headquarters outside of Southern California, the company will pay for Stewart’s reasonable moving expenses pre-approved by the CEO.  Such moving expenses will include costs incurred on the sale of his home, purchase of his new home, and direct moving expenses, provided that no “points” will be reimbursed in connection with the purchase of a home and ACT shall bear no responsibility or financial obligation for losses incurred upon the sale of STEWART’s property.  ACT will tax equalize any reimbursements to STEWART deemed to be taxable income to ensure that actual out of pocket cash costs related to relocation are reimbursed.  STEWART may elect to wait until the company has raised $10 million in new capital before relocating.  If this decision is made by Stewart, the company will pay for commuting and reasonable per diem costs until such time as the above requirement is achieved.

3.                                      Benefits

STEWART shall be entitled to receive benefits under the following benefit plans: group life insurance; medical insurance; disability insurance, and 401K/retirement plan.  ACT may modify, amend or terminate any or all such benefit plans at any time.  STEWART's rights under any benefit plans now in force or later adopted by ACT shall be governed solely by the terms of the particular benefit plan.  In addition, STEWART shall be entitled to the following:

A.                         Vacation:  Three (3) weeks per year.

B.                           Sick Days: Ten (10) days per year.

4.                                      Stock Options

In connection with a Consulting Agreement between STEWART and ACT dated January 14, 2005, ACT has previously granted STEWART an option to purchase the Company’s Common Stock (the “Option”) under the Company’s employee Stock Option Plan (the “Plan”) in an amount equal to 400,000 of the Company’s outstanding shares (inclusive of option reserve and warrants).  The Options will vest over forty eight (48) months as follows: 5% of the shares are vested pursuant to the Consulting Agreement as of the Employment Date and thereafter 1/48th of the remaining number of shares will vest at the end of each full month of employment.  Vesting will depend on STEWART’s continued employment with the Company and will be subject to the terms and conditions of the Plan and a Stock Option Agreement.  Except as specifically set forth in this Section 4, STEWART’s rights under the Plan, or any other stock option plan later adopted by ACT, shall be governed solely by the terms of the Plan, or the later adopted stock option plan.

Notwithstanding the foregoing: (i) upon a Change in Control (as defined in the Plan), the vesting of fifty percent (50%) of the then un-vested portion of the Option and any other outstanding equity awards will be accelerated.

5.                                      Competitive Activities

During the term of STEWART’s employment with ACT and for one (1) year thereafter, you shall not, for himself or any third party, directly or indirectly (a) divert or attempt to divert from ACT any business of any kind, including, without limitation, the solicitation of or interference with any of its members, sponsors, employees, volunteers, officers or directors, (b) employ, solicit for employment or recommend for employment any person employed by ACT, or (c) engage in the formation or promotion of, or be employed by, any entity that is competitive with ACT. STEWART acknowledges that there is a substantial likelihood that the activities described in this Section 5 would involve the unauthorized use or disclosure of the ACT’s Proprietary Information and that use or disclosure would be extremely difficult to detect. STEWART has accepted the limitations of this Section 5 as a reasonably practicable and unrestrictive means of preventing such use or disclosure.

6.                                      Inventions/Intellectual Property Belong to ACT

Any and all inventions, discoveries, improvements or intellectual property which STEWART has conceived or made or may conceive or make during the period of employment relating to or in any way pertaining to or connected with the systems, products, apparatus, or methods employed, manufactured, constructed or researched by ACT shall be the sole and exclusive property of ACT.

The obligations provided for by this Agreement, except for the requirements as to disclosure in paragraph 7, do not apply to any rights STEWART may have acquired in connection with an invention, discovery, improvement or intellectual property for which no equipment, supplies, facility, or trade secret information of the ACT was used and which was developed entirely on the STEWART’s own time and (a) which does not relate directly or indirectly to the business of ACT or to ACT’s actual or demonstrable anticipated research or development, or (b) which does not result from any work performed by STEWART for ACT.

7.                                      Disclosure of Inventions

STEWART agrees to disclose promptly to ACT all such improvements, discoveries, or inventions which STEWART has made or may make solely, jointly, or commonly with others, and to assign as appropriate such improvements, discoveries, inventions or intellectual property to ACT, where the rights are the property of ACT, and agrees to execute and sign any and all applications, assignments, or other instruments which ACT may deem necessary in order to enable it, at its expense, to apply for, prosecute, and obtain Letters Patent of the United States or foreign countries for said improvements, discoveries, inventions or intellectual property, or in order to assign or convey to or vest in ACT the sole and exclusive right, title, and interest in and to said improvements, discoveries, inventions, or patents.

This paragraph is applicable whether or not the invention, discovery, improvement or intellectual property was made under the circumstances described in paragraph 6.  STEWART agrees to make such disclosures understanding that they will be received in confidence and that, among other things, they are for the purpose of determining whether or not rights to the related invention, discovery, improvement or intellectual property is the property of ACT.

8.                                      Confidential and Proprietary Information

During his employment, STEWART will have access to confidential information relating to such matters as ACT’s trade secrets, systems, procedures, manuals, products, and clients.  For purposes of this Agreement, “confidential information” means all information and ideas, in any form, relating in any manner to the business of ACT or its clients, unless: (1) the information is or becomes publicly known through lawful means; (ii) the information was rightfully in STEWART’s possession prior to his employment with ACT; or (iii) the information is disclosed to STEWART without a confidential restriction by a third party who rightfully possesses the information and did not obtain it, either directly or indirectly, from ACT.

STEWART understands and agrees that all confidential information will be kept confidential by STEWART both during and after his employment under this Agreement. STEWART further agrees that he will not, without the prior written approval by ACT, disclose such confidential information, or use such confidential information in any way, either during the term of this Agreement or at any time thereafter, except as required in the course of his employment.

9.                                      Termination of Employment

STEWART understands and agrees that his employment has no specific term.  This Agreement, and the employment relationship, may be terminated by either party with or without cause upon thirty (30) days written notice to the other.  Except as otherwise agreed in writing or as otherwise provided in this Agreement, upon termination neither ACT nor STEWART shall have any further obligation to each other by way of compensation or otherwise.

10.                               Separation Benefits.  Upon termination of STEWART’s employment with the Company for any reason, STEWART will receive payment for all unpaid salary and vacation accrued as of the date of his termination of employment, and his benefits will be continued under the ACT’s then existing benefit plans and policies for so long as provided under the terms of such plans and policies and as required by applicable law.  Under certain circumstances, and conditioned in each case upon STEWART’s execution of a release and waiver of claims against ACT, its officers and directors, STEWART will also be entitled to receive severance benefits as set forth below, but STEWART will not be entitled to any other compensation, award or damages with respect to your employment or termination.

(a)                                  Definitions.  For purposes of this Section 10, the following definitions shall apply: “Disability” shall mean STEWART’s complete inability to perform his job responsibilities for a period of one hundred eighty (180) consecutive days or one hundred eighty (180) days in the aggregate in any twelve (12) month period.  “Cause” means: (i) the failure to properly perform STEWART’s job responsibilities, as determined reasonably and in good faith by the Board; (ii) commission of any act of fraud, gross misconduct or dishonesty with respect to the Company; (iii) conviction of, or plea of guilty or “no contest” to, any felony, or a crime involving moral turpitude; (iv) breach of any proprietary information and inventions agreement with the Company; or (v) failure to follow the lawful directions of the Board.

(b)                                  Termination for Cause, Death, Disability, or Resignation.  In the event of STEWART’s termination for “Cause”, termination for death or “Disability,” or his Resignation STEWART will not be entitled to any cash severance benefits or additional vesting of any Company equity awards, including Company stock options.

(c)                                  Termination Without Cause.  In the event of STEWART’s termination without “Cause,” he will be entitled to (i) a lump sum payment in an amount equal to six (6) months base salary, subject to such payroll deductions and withholdings as are required by law; and (ii) accelerated vesting of fifty percent (50%) of the then-unvested shares subject to the Option.

(d)                                  Change of Control.  In the event of STEWART’s termination without “Cause” within twelve (12) months following a Change in Control, in lieu of the benefits set forth in subsection (c) above, you will be entitled to (i) a lump sum payment in an amount equal to six (6) months base salary, subject to such payroll deductions and withholdings as are required by law; and (ii) accelerated vesting of one-hundred percent (100%) of the then-unvested shares subject to the Option.  For purposes of this section, change in control shall mean purchase of more than 50% of the outstanding securities of ACT where the acquiring shareholders change, or control, a majority of the Board of Directors of ACT.  In addition, if following a change in control, STEWART’s principal role or responsibilities are diminished, or he is asked to move geographical location, such events would be deemed to be a Termination without Cause for purposes of this agreement.

11.                               Turnover on Termination

STEWART agrees that on or before termination of employment, he will return to ACT all originals and copies of all or any part of:

a.                                       Lists and sources of clients;

b.                                      Proposals to clients or drafts of proposals;

c.                                       Reports, job notes, specifications, and drawings pertaining to clients;

d.                                      Any and all other things, equipment, and written materials obtained by STEWART during the course of employment from ACT or any client of ACT.

e.                                       Any and all inventions or intellectual property developed by STEWART during the course of employment.

12.                               Arbitration

Except for injunctive proceedings against unauthorized disclosure of confidential information, any and all claims or controversies between ACT and STEWART, including but not limited to (1) those involving the construction or application of any of the terms, provisions, or conditions of this Agreement; (2) all contract or tort claims of any kind; and (3) any claim based on any federal, state or local law, statute, regulation or ordinance, including claims for unlawful discrimination or harassment, shall be settled by arbitration in accordance with the then current Employment Dispute Resolution Rules of the American Arbitration Association. Judgment on the award rendered by the arbitrator(s) may be entered by any court having jurisdiction thereof.  The location of the arbitration shall be San Francisco, California.  Unless the parties mutually agree otherwise, the arbitrator shall be a retired judge selected from a panel provided by the American Arbitration Association, or the Judicial Arbitration and Mediation Service (JAMS).

ACT shall pay the arbitrators fees and costs.  Each party shall pay for its own costs and attorneys’ fees, if any.  However, if any party prevails on a statutory claim which affords the prevailing party attorneys’ fees, the arbitrator may award reasonable attorneys’ fees and costs to the prevailing party.

STEWART UNDERSTANDS AND AGREES THAT THIS AGREEMENT TO ARBITRATE CONSTITUTES A WAIVER OF HIS RIGHT TO A TRIAL BY JURY OF ANY MATTERS COVERED BY THE ARBITRATION AGREEMENT.

13.                               Severability

In the event that any of the provisions of this Agreement shall be held to be invalid or unenforceable in whole or in part, those provisions to the extent enforceable and all other provisions shall nevertheless continue to be valid and enforceable as though the invalid or unenforceable parts had not been included in this Agreement.  In the event that any provision relating to the time period of restriction shall be declared by a court of competent jurisdiction to exceed the maximum time period such court deems reasonable and enforceable, then the time period of restriction deemed reasonable and enforceable by the court shall become and shall thereafter be the maximum time period.

14.                               Agreement Read and Understood

STEWART acknowledges that he has carefully read the terms of this Agreement, that he has had an opportunity to consult with a representative of his own choosing regarding this Agreement, that he understands the terms of this Agreement, and that he is entering this agreement of his own free will.

15.                               Complete Agreement, Modification

This Agreement is the complete agreement between the parties on the subjects contained herein and supersedes all previous correspondence, promises, representations, and agreements, if any, either written or oral, including, but not limited to, the Consulting Agreement between Stewart and ACT dated January 14, 2005.  No provision of this Agreement may be modified except by a written document signed both by the ACT and STEWART.  STEWART understands and agrees that he will be required by the Company to execute a comprehensive Proprietary Information Agreement.

16.                               Governing Law

This Agreement shall be construed and enforced according to the laws of the State of California.

Dated:	3/13/05	/s/ James G. Stewart
James G. Stewart

Dated:	3/13/05	/s/ William M. Caldwell
Advanced Cell Technology, Inc.
By: William M. Caldwell
Title: Chief Executive Officer